Exhibit 1.1

Execution Copy

PICO Holdings, Inc.

3,055,556 Shares1

Common Stock

($0.001 par value)

Underwriting Agreement

June 4, 2009

ThinkEquity LLC

600 Montgomery Street

3rd Floor

San Francisco, California 94111

Ladies and Gentlemen:

Introductory. PICO Holdings, Inc., a California corporation (“Company”), proposes to issue and sell (the “Offering”) to ThinkEquity LLC (the “Underwriter”) an aggregate of 3,055,556 shares of the Company’s Common Stock, par value $0.001 (the “Underwritten Securities”). The Company also proposes to issue and sell at the Underwriter’s option, solely to cover over-allotments, an aggregate of up to 458,333 additional shares of the Company’s Common Stock, par value $0.001 (the “Option Securities”, and together with the Underwritten Securities, the “Securities”) as set forth below.

In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Underwriter that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-147547), including a related prospectus or prospectuses, covering the registration of the Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein (collectively, the “Incorporated Documents”) and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

1 Plus an option to purchase from the Company up to 458,333 shares to cover over-allotments.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the United States Securities Act of 1933, as amended.

“Applicable Time” means 9:00 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 2 hereof.

“Commission” means the United States Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Securities means the time of execution of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule I to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Option Closing Date” has the meaning defined in Section 2 hereof.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the United States Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of The NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time,

including all 430B Information and all 430C Information with respect to the Registration Statement and all documents incorporated by reference therein. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “Rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the Effective Time relating to the Securities and (B) on the Closing Date and the Option Closing Date, as the case may be, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations, and it did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) (A) on the date of the Final Prospectus and (B) on the Closing Date and the Option Closing Date, as the case may be, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b).

(c) Shelf Registration Statement. The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement.

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any subsidiary of the Company (each, a “Subsidiary”) in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405. The Company is eligible to use Form S-3 for the Offering.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and any preliminary prospectus supplement, including the base prospectus, dated December 3, 2007 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule I to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b).

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date did not include any information that conflicted with the information then contained in the Registration Statement. If, at any time following issuance of an Issuer Free Writing Prospectus through the completion of the offer and sale of the Securities, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriter and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of California, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”).

(h) Subsidiaries. Each Subsidiary of the Company that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X has been duly organized, and each Subsidiary is existing and in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each Subsidiary of the Company is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or similar equity interests of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock (or similar equity interests) of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects.

(i) Securities. The Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and, when the Securities have been delivered and paid for in accordance with this Agreement on the Closing Date and the Option Closing Date, as the case may be, the Securities will have been, validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of the Securities contained in the Final Prospectus; the shareholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(j) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this Offering.

(k) Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include securities held by such person in this Offering.

(l) Listing. The Company’s Common Stock, par value $0.001, is registered under Section 12(b) of the Exchange Act and listed on The NASDAQ Global Market.

(m) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation by the Company of the transactions contemplated by this Agreement in connection with the Offering, except such as have been obtained, or made and such as may be required under state securities or Blue Sky laws or the bylaws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the Offering.

(n) Title to Property. Except as disclosed in the General Disclosure Package, the Company and its Subsidiaries have good and marketable title to all real properties (including all water rights of the Company and its Subsidiaries described in the General Disclosure Package, subject to the qualifications and conditions contained in, and with respect to transfers, any consents and approvals required under, any underlying water rights permits or applicable law) owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the aggregate value thereof or materially interfere with the aggregate use made or to be made thereof by them and, except as disclosed in the General Disclosure Package, the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the aggregate use made or to be made thereof by them.

(o) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the issuance and sale of the Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter or by-laws of the Company or any of its Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or any of its Subsidiaries is subject, except in the cases of clauses (ii) and (iii), any breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(p) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(q) Authorization of Agreements. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that (a) the validity of the indemnification and contribution provisions of Section 7 of this Agreement may be limited by public policy considerations, and (b) the validity of Section 7 of this Agreement may be limited by the public policy of the State of New York, and may be subject to the discretion of the United States federal or New York State courts with respect to venue, as provided in 28 U.S.C. Section 1404(a) and/or New York CPLR Section 510, respectively.

(r) Possession of Licenses and Permits. The Company and its Subsidiaries possess all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary to the conduct of the business now conducted by them and are not in violation of, and have not received any notice of proceedings relating to the revocation or modification of, any Licenses except where such violation would or such proceedings if determined adversely to the Company or any of its Subsidiaries would, in each case, individually or in the aggregate, have a Material Adverse Effect.

(s) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(t) Possession of Intellectual Property. The Company and its Subsidiaries own, or have the right to use, inventions, know-how, patents, copyrights, trademarks and other proprietary rights (collectively, “intellectual property rights”) as are necessary to operate the business as currently conducted. The Company and its Subsidiaries have not received any written notice of infringement of the intellectual property rights of any third party, which infringement, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(u) Environmental Laws. Except as disclosed in the General Disclosure Package and in each case as would not individually or in the aggregate have a Material Adverse Effect, (a)(i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) neither the Company nor any of its Subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company and its Subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses; and (b) to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law. For purposes of this Section 1(u) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(v) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Tax Matters,” “Description of Capital Stock,” and “Legal Proceedings,” insofar as such statements summarize agreements, documents or proceedings discussed therein, are fair summaries of such agreements, documents or proceedings.

(w) Offering Material. The Company has not distributed, and will not distribute prior to the Closing Date and the Option Closing Date, as the case may be, any offering material in connection with the Offering other than any preliminary prospectuses, any Issuer Free Writing Prospectus, the Final Prospectus and the Registration Statement.

(x) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(y) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its Subsidiaries and, to the Company’s knowledge, the Company’s Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains internal controls over financial reporting and disclosure controls and procedures, each as defined in Rule 13a-15 under the Exchange Act and a system of internal controls over accounting matters (collectively, “Internal Controls”) that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles of the United States (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Since the date of the latest audited financial statements included in the General Disclosure Package, the Company has not identified (i) any material weakness in the Company’s internal control over financial reporting (whether or not remediated) or (ii) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Since the later of the date of the Company’s last quarterly report on Form 10-Q or annual report on Form 10-K, the Company has not determined that its disclosure controls and procedures are ineffective to perform the functions for which they were established.

(z) Litigation. Except as disclosed in the General Disclosure Package, there are no pending or, to the knowledge of the Company, threatened actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

(aa) Financial Statements. The financial statements included in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis.

(bb) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no material adverse change in the condition (financial or otherwise), results of operations, business or properties of the Company and its Subsidiaries, taken as a whole, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries.

(cc) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(dd) FCPA; Anti-Money Laundering. To the Company’s knowledge, each of the Company, its Subsidiaries, and any of their respective officers, directors, agents, or employees, that it has not violated and its participation in the Offering will not violate any of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(ee) Tax Returns. The Company and its Subsidiaries have filed all U.S. federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its Subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(ff) Insurance. The Company and its Subsidiaries are insured by insurers against such losses and risks and in such amounts as the Company deems adequate; all policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; and the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects.

(gg) Exemption from FINRA Filing. As of the date of this Agreement, the Company satisfies the eligibility requirements in existence prior to October 21, 1992 for the use of a registration statement on Form S-3 for the offering of the Securities.

2. Purchase, Sale and Delivery of the Securities.

(a) On the basis of the representations, warranties and covenants herein contained, and subject to the conditions herein set forth, the Company agrees to sell to the Underwriter and the Underwriter agrees to purchase, at a price of $25.65 per share, the Underwritten Securities.

(b) Payment for the Underwritten Securities to be sold hereunder is to be made in Federal (same day) funds against delivery of certificates therefor to the Underwriter. Such payment and delivery are to be made through the facilities of The Depository Trust Company, New York, New York at 10:00 am (Eastern time), on the fourth business day after the date of this Agreement or at such other time and date not later than five business days thereafter as the Underwriter and the Company shall agree upon, such time and date being herein referred to as the “Closing Date.” As used herein, “business day” means a day on which the New York Stock Exchange and The NASDAQ Stock Market are open for trading and on which banks in New York are open for business and are not permitted by law or executive order to be closed.

(c) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriter to purchase the Option Securities at the price per share as set forth in paragraph (a) of this Section 2. The option granted hereby may be exercised at any time and from time to time, in whole or in part, within 30 days after the date of this Agreement, upon written notice by the Underwriter to the Company setting forth the number of Option Securities as to which the Underwriter is exercising the option and the time and date at which such certificates are to be delivered. The time and date at which certificates for Option Securities are to be delivered shall be determined by the Underwriter but shall not be earlier than three nor later than 10 full business days after the exercise of such option, nor in any event prior to the Closing Date (each such time and date being herein referred to as an “Option Closing Date”). If the date of exercise of the option is three or more days before the Closing Date, the notice of exercise shall set the Closing Date as the Option Closing Date. The option with respect to the Option Securities granted hereunder may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriter. The Underwriter may cancel such option at any time prior to its expiration by giving written notice of such cancellation to the Company. To the extent, if any, that the option is exercised, payment for the Option Securities shall be made on the Option Closing Date in Federal (same day funds) through the facilities of The Depository Trust Company in New York, New York drawn to the order of the Company.

3. Offering by the Underwriter.

It is understood that the Underwriter is to make a public offering of the Underwritten Securities as soon as the Underwriter deems it advisable to do so. The Underwritten Securities are to be initially offered to the public at the initial public offering price set forth in the Prospectus. The Underwriter may from time to time thereafter change the public offering price and other selling terms.

4. Certain Agreements of the Company. The Company agrees with the Underwriter that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Underwriter, subparagraph (5)) not later than the second business day following the earlier of the date it is first used and the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433 with respect to a prospectus relating to the Securities.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Underwriter of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time (including by incorporation by reference of any report filed under the Exchange Act) and will offer the Underwriter a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Underwriter promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by the Underwriter or any dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Underwriter of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriter and any dealers upon request of the Underwriter, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Underwriter’s consent to, nor the Underwriter’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Underwriter copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriter reasonably requests. The Company will pay the expenses of printing and distributing to the Underwriter all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction or take any action that would subject it to taxation in any such jurisdiction where it is not then so subject.

(g) Reporting Requirements. During the period of three years hereafter, the Company will furnish to the Underwriter as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the Underwriter (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other information concerning the Company as the Underwriter may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Interactive Data Electronic Applications system, it is not required to furnish such reports or statements to the Underwriter.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Underwriter) incurred in connection with qualification of the Securities for sale under the state securities or blue sky laws as the Underwriter designates and the preparation and printing of memoranda relating thereto, (ii) Company costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, (iii) fees and expenses incident to listing the Securities on The NASDAQ Global Market, (iv) fees and expenses in connection with the registration of the Securities under the Exchange Act, (v) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriter, and (vi) expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this Offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Common Stock, $0.001 par value, or any securities convertible into or exchangeable or exercisable for any of its Common Stock, $0.001 par value (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Underwriter, except award grants, including the grant of employee stock options, restricted stock, restricted stock units, and stock appreciation rights, pursuant to the terms of a plan in effect on the date hereof and disclosed in the General Disclosure Package, issuances of Lock-Up Securities pursuant to the exercise of such options or issuances of Lock-Up Securities pursuant to the Company’s dividend reinvestment plan. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Underwriter consents to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Underwriter waives, in writing, such extension, provided further, that if at the time of any such release or announcement, the Company qualifies as a company with “actively traded securities” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act, clauses (1) and (2) shall not apply. The Company will provide the Underwriter with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(l) Investment Company Act. The Company shall not invest or otherwise use the proceeds received by the Company from the Offering in such a manner as would require the Company or any of its Subsidiaries to register as an investment company under the Investment Company Act.

5. Free Writing Prospectuses.

(a) The Company represents and agrees that, unless it obtains the prior consent of the Underwriter, and the Underwriter represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) The Company will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Underwriter, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by the Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this Section 5(b) or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clauses (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

6. Conditions of the Obligations of the Underwriter. The obligations of the Underwriter hereunder will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date and the Option Closing Date, as the case may be), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Auditors’ Comfort Letter. The Underwriter shall have received letters, dated, respectively, the date hereof and the Closing Date and the Option Closing Date, as the case may be, of Deloitte & Touche LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Exhibit A hereto (except that, in any letter dated the Closing Date and the Option Closing Date, as the case may be, the specified date referred to in Exhibit A hereto shall be a date no more than three days prior to the Closing Date and the Option Closing Date, as the case may be).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Underwriter, shall be threatened by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change in the condition (financial or otherwise), results of operations, business or properties of the Company and its Subsidiaries taken as a whole which, in the judgment of the Underwriter, is material and adverse and makes it impractical or inadvisable to proceed with completion of the sale of, and payment by the Underwriter for, the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Underwriter, impractical to market or to enforce contracts for the sale of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on The NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriter, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Securities or to enforce contracts for the sale of the Securities.

(d) Opinion of Counsel for Company. The Underwriter shall have received an opinion, dated the Closing Date and the Option Closing Date, as the case may be, of O’Melveny & Myers LLP, counsel for the Company, substantially in the form attached as Exhibit D hereto.

(e) Opinion of Counsel for the Underwriter. The Underwriter shall have received from Goodwin Procter LLP, counsel for the Underwriter, such opinion or opinions, dated the Closing Date and the Option Closing Date, as the case may be, with respect to such matters as the Underwriter may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officers’ Certificate. The Underwriter shall have received a certificate, dated the Closing Date and the Option Closing Date, as the case may be, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: (i) to their knowledge, the representations and warranties of the Company in this Agreement are true and correct and the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and the Option Closing Date, as the case may be; (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are threatened by the Commission; and (iii) subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change in the condition (financial or otherwise), results of operations, business or properties of the Company and its Subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(g) Lock-up Agreements. As of the date of this Agreement, the Underwriter shall have received lock-up agreements in substantially the form attached hereto as Exhibit B from each of the persons listed on Exhibit C hereto.

(h) Listing. The Securities shall have been approved for listing on The NASDAQ Global Market, subject to notice of issuance.

(i) Secretary’s Certificate. The Underwriter shall have received a certificate, dated the Closing Date and the Option Closing Date, as the case may be, of the secretary of the Company, substantially in the form attached as Exhibit E hereto.

The Company will furnish the Underwriter with such conformed copies of such opinions, certificates, letters and documents as the Underwriter reasonably requests. The Underwriter may in its sole discretion waive compliance with any conditions to the obligations of the Underwriter hereunder.

7. Indemnification and Contribution.

(a) Indemnification of Underwriter. The Company will indemnify and hold harmless the Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described as such in Section 7(b) below.

(b) Indemnification of Company. The Underwriter will indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information by the Underwriter is the third paragraph and the first sentence in the third to the last paragraph under “Underwriting” in the Final Prospectus of the Company dated as of the date hereof.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 7(a) or 7(b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 7(a) or 7(b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 7(a) or 7(b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or 7(b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 7(a) or 7(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 7(d). Notwithstanding the provisions of this Section 7(d), the Underwriter shall not be required to contribute in excess of the amount by which the total compensation received by the Underwriter exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d).

8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the sale of the Securities to the Underwriter is not consummated because the conditions in Sections 6(a), 6(b), 6(c)(i), 6(c)(ii), 6(c)(v), 6(d), 6(f), 6(g), 6(h) or 6(i) hereof are not satisfied, or by reason of any failure, refusal or inability on the part of the Company to perform any undertaking of this Agreement or to comply with any of the terms hereof on its part to be performed, unless such failure, refusal or inability is due primarily to the default or omission of the Underwriter, the Company will reimburse the Underwriter for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Securities, and the respective obligations of the Company and the Underwriter pursuant to Section 7 hereof shall remain in effect. In addition, if any Securities have been purchased hereunder, the representations and warranties in Section 1 and all obligations under Section 4 shall also remain in effect.

9. Notices. All communications hereunder will be in writing and, if sent to the Underwriter, will be mailed or delivered and confirmed to the Underwriter at 600 Montgomery Street, 3rd Floor, San Francisco, California 94111, Attention: General Counsel, or, if sent to the Company, will be mailed or delivered and confirmed to it at 875 Prospect Street, Suite 301, La Jolla, California, Attention: Chief Legal Officer.

10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

12. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Underwriter has been retained solely to act as underwriter in connection with the sale of Securities and that no fiduciary, advisory or agency relationship between the Company and the Underwriter has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriter has advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Securities set forth in this Agreement and the Final Prospectus was established by the Company following discussions and arms-length negotiations with the Underwriter and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriter has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriter shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees or creditors of the Company.

13. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Underwriter’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Underwriter in accordance with its terms.

Very truly yours, PICO HOLDINGS, INC.

By:	/s/ Damian C. Georgino
Name: Damian C. Georgino Title: Executive Vice President of
Corporate Development and Chief Legal Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

THINKEQUITY LLC

By:	/s/ Ted Mitchell
Name: Ted Mitchell Title: Partner

SCHEDULE I

Free Writing Prospectus dated June 4, 2009

Pricing Information:

Number of shares offered: 3,055,556

Purchase price to the public: $27.00 per share

Underwriting discounts and commissions: 5.0%

Net proceeds to the Company (including estimated offering expenses): $77.9 million

EXHIBIT A

Form of Auditors’ Comfort Letter

The Underwriter shall have received letters, dated, respectively, the date hereof and the Closing Date and the Option Closing Date, as the case may be, of Deloitte & Touche LLP confirming that they are an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act of 1933 (the “Act”) and the applicable rules and regulations thereunder adopted by the United States Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (United States) (“PCAOB”) to the effect that:

(i) in their opinion the consolidated financial statements audited by them and incorporated by reference in the registration statement comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations adopted by the SEC;

(ii) they have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2008; although they have conducted an audit for the year ended December 31, 2008, the purpose (and therefore the scope) of the audit was to enable them to express their opinion on the consolidated financial statements as of December 31, 2008, and for the year then ended, but not on the consolidated financial statements for any interim period within that year. Therefore they are unable to and do not express any opinion on the unaudited condensed consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for the three-month periods ended March 31, 2009 and 2008, included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference in the registration statement, or on the financial position, results of operations, or cash flows as of any date or for any period subsequent to December 31, 2008.

(iii) for purposes of their letter, they have read the 2009 minutes of meetings of the shareholders, the board of directors, the audit committee, the compensation committee, and other committees thereof, of the Company as set forth in the minutes books at June 2, 2009, officials of the Company have advised them that the minutes of all such meetings through that date were set forth therein; they have carried out other procedures to June 2, 2009 as follows (their work did not extend to the period from June 3, 2009, to June 4, 2009, inclusive):

(a) With respect to the three-month periods ended March 31, 2009 and 2008, they have—

(1) Performed the procedures specified by the PCAOB for a review of interim financial information as described in PCAOB AU 722, Interim Financial Information, on the unaudited condensed consolidated balance sheet as of March 31, 2009, and the unaudited condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2009 and 2008, included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference in the registration statement.

(2) Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited condensed consolidated financial statements referred to in (iii)(a)(1) comply as to form in all material respects with the applicable accounting requirements of the Exchange Act as it applies to Form 10-Q, and the related rules and regulations adopted by the SEC.

The foregoing procedures do not constitute an audit conducted in accordance with the standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, they make no representations regarding the sufficiency of the foregoing procedures for your purposes.

(iv) Nothing came to their attention as a result of the foregoing procedures, however, that caused them to believe that —

(a)    (1)    Any material modifications should be made to the unaudited condensed consolidated financial statements described in (iii)(a)(1), incorporated by reference in the registration statement, for them to be in conformity with accounting principles generally accepted in the United States of America.

        (2)    The unaudited condensed consolidated financial statements described in (iii)(a)(1) do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

(v) They have been advised by Company officials that no consolidated financial statements as of any date or for any period subsequent to March 31, 2009, are available; accordingly, the procedures carried out by them with respect to changes in consolidated financial statement items after March 31, 2009, have, of necessity, been limited. They have inquired of certain officials of the Company who have responsibility for financial and accounting matters whether (a) at June 2, 2009, there was any change in the capital stock, increase in short-term debt or long-term debt, or any decreases in consolidated net current assets or shareholders’ equity of the consolidated companies as compared with amounts shown on the March 31, 2009, unaudited condensed consolidated balance sheet incorporated by reference in the registration statement or (b) for the period from April 1, 2009, to June 2, 2009, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net sales or in the total or per-share amounts of consolidated net income. Based on their inquiries, management provided them with the following responses with respect to the period from April 1, 2009, to June 2, 2009. For purposes of these responses, management used the term “material” to be $5 million.

•	There have been no material revenue or sales transactions outside the ordinary course of business during this period;

•	There have been no material costs or expenses incurred during this period other than ordinary course of business and as provided in our budget;

•	There have been no material business combinations during this period;

•	There have been no material capital expenditures during this period other than in the ordinary course of business and as provided in our budget;

•	The Company has not incurred any additional material short- or long-term debt on any credit facility during this period; and

•	The total market value of the insurance companies’ equities portfolio has increased by approximately $17.1 million comprising both market value movements and movement in foreign exchange.

(vi) For purposes of their letter, they have read the items identified by us on the copy of the Company’s registration statement on Form S-3, Annual Report on Form 10-K for the year ended December 31, 2008 and related Form 14A Definitive Proxy, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 attached to the letter, and have performed the following procedures, which were applied as indicated with respect to the symbols explained below:

A. Compared the amount with (or recomputed from) the Company’s audited consolidated financial statements (after rounding, where applicable) and notes thereto, as of or for the period indicated, incorporated by reference in the registration statement and found them to be in agreement.

B. Compared the amount with (or recomputed from) the Company’s audited consolidated financial statements (after rounding, where applicable) and notes thereto, as of or for the period indicated, which are not incorporated by reference in the registration statement, but were previously filed with the SEC, and found them to be in agreement.

C. Compared the amount with (or recomputed from) the Company’s unaudited condensed consolidated financial statements (after rounding, where applicable) and notes thereto, as of or for the period indicated, as filed with the SEC, and found them to be in agreement.

D. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found them to be in agreement.

E. Compared the amount with (or recomputed from) a contract executed by the Company, and found them to be in agreement.

F. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been 70.7%.

G. Compared the amount with (or recomputed from) the Company’s audited consolidated financial statements (after rounding, where applicable) and notes thereto, as of or for the period indicated, incorporated by reference in the registration statement and found that the amount should have been $1.3 million.

H. Compared the amount with the Company’s calculation based upon the pre-tax gain of $46.1 million on the sale of Jungfraugahn multiplied by one minus the U.S. Federal tax rate of 35% and found them to be in agreement.

I. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been 80%.

J. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been 119%.

K. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been 197%.

L. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been 55%.

M. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been $93,000.

N. Compared the amount with (or recomputed from) a schedule or report prepared by the Company and found that the amount should have been $1.7 million.

(vii) their audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2008 and 2007, and the consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the three years in the period ended December 31, 2008 comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to above, or any other period, did they perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above and, accordingly, they express no opinion thereon.

(viii) it should be understood that they make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in (vi); also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages referred to above. Further, they have addressed themselves solely to the foregoing data as set forth in the registration statement and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

EXHIBIT B

Form of Lock-Up Agreement

June 4, 2009

PICO Holdings, Inc.

875 Prospect Street, Suite 301

La Jolla, California 92037

ThinkEquity LLC

600 Montgomery Street

3rd Floor

San Francisco, California 94111

Ladies and Gentlemen:

As an inducement to ThinkEquity LLC to execute the Underwriting Agreement, pursuant to which ThinkEquity LLC will purchase shares of Common Stock, par value $0.001 (the “Common Stock”) of PICO Holdings, Inc., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of ThinkEquity LLC. In addition, the undersigned agrees that, without the prior written consent of ThinkEquity LLC, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for the Common Stock. Capitalized terms used herein not otherwise defined will have the meanings ascribed to them in the Underwriting Agreement.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless ThinkEquity LLC waives, in writing, such extension, provided further, that if at the time of any such release or announcement, the Company qualifies as a company with “actively traded securities” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act, clauses (1) and (2) shall not apply.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Nothing contained above shall prohibit the undersigned’s (A) exercise of any option or warrant outstanding on the date hereof to acquire Common Stock, exercise or settlement of any stock-settled stock appreciation rights, restricted stock or restricted stock units, or conversion of any convertible security into Common Stock, provided, that any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement, or (B) transfer of Common Stock to a family member or trust, provided, that any transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value and, in the case of clauses (A) and (B), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Any Common Stock acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before June 30, 2009.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Name:

EXHIBIT C

Directors and Executive Officers Executing Lock-Up Agreements

1.	Carlos C. Campbell

2.	S. Walter Foulkrod, III

3.	Damian C. Georgino

4.	John R. Hart

5.	Ronald Langley

6.	Richard D. Ruppert

7.	Richard H. Sharpe

8.	Kenneth J. Slepicka

9.	Maxim C.W. Webb

10.	W. Raymond Webb

11.	John D. Weil

EXHIBIT D

Form of Company Counsel Opinion

The Underwriter shall have received a letter, dated the Closing Date and the Option Closing Date, as the case may be, of O’Melveny & Myers LLP (“OMM”), counsel for the Company, to the effect that:

(i) Good Standing of the Company. The Company is a corporation validly existing under the laws of the State of California, with corporate power to own its properties and assets and to carry on its business as described in the Registration Statement, the General Disclosure Package and the Final Prospectus;

(ii) Subsidiaries.

a.    Each of Nevada Land and Resource Holdings, Inc., a Nevada corporation, and Vidler Water Company, Inc., a Nevada corporation, is a corporation validly existing under the laws of the State of Nevada, with corporate power to own its properties and assets and to carry on its business as described in the Registration Statement, the General Disclosure Package and the Final Prospectus;

b.    Each of Nevada Land and Resource Company, LLC, a Nevada limited liability corporation, and Fish Springs Ranch, LLC, a Nevada limited liability corporation, is a limited liability corporation existing under the laws of the State of Nevada, with the power under Title 7, Chapter 86 of the Nevada Revised Statutes and its Articles of Organization to own its properties and assets and to carry on its business as described in the Registration Statement, the General Disclosure Package and the Final Prospectus;

c.    PICO Deferred Holdings, LLC, a Delaware limited liability corporation, is a limited liability corporation existing under the laws of the State of Delaware, with the power under the Delaware Limited Liability Company Act and its certificate of formation and limited liability company agreement to own its properties and assets and to carry on its business as described in the Registration Statement, General Disclosure Package and Prospectus;

(iii) Securities. The Securities have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Securities in accordance with this Agreement and the book-entry of the Securities by the transfer agent for the Company’s Common Stock in the name of The Depositary Trust Company or its nominee, the Securities will be validly issued, fully paid and non assessable;

(iv) No Preemptive Rights. The holders of capital stock of the Company are not entitled to any preemptive right to subscribe to any additional shares of the Company’s capital stock under the Company’s Amended and Restated Articles of Incorporation or Amended and Restated By-laws or the California General Corporation Law;

(v) Authorized Capital Stock. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock;

(vi) Investment Company Act. The Company is not an investment company required to register under the Investment Company Act of 1940, as amended;

(vii) Absence of Further Requirements. No order, consent, permit or approval of any California, New York or federal governmental authority that OMM has, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by this Agreement, is required on the part of the Company for the execution and delivery of this Agreement or for the issuance and sale of the Securities, except such as have been obtained under the Securities Act or the rules and regulations thereunder and such as may be required under state securities or Blue Sky laws or the bylaws and rules of FINRA;

(viii) Absence of Violation of Law Resulting from Transaction. The execution and delivery by the Company of this Agreement does not, and the Company’s performance of its obligations under this Agreement will not, violate current California or New York law or any federal statute, rule or regulation that OMM has, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by this Agreement except that they express no opinion regarding any federal securities laws or Blue Sky or state securities laws except as otherwise expressly stated therein;

(ix) Absence of Default or Conflict with Charter Documents and Other Agreements. The execution and delivery by the Company of this Agreement does not, and the Company’s performance of its obligations under this Agreement will not, (i) violate the Articles or the By-laws, (ii) violate, breach, or result in a default under, any existing obligation of or restriction on the Company under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any other agreement (the “Other Agreements”) listed in an exhibit to the Company’s most recent Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 or Current Reports on Form 8-K filed on March 9, 2009, April 7, 2009 and May 19, 2009 or (iii) breach or otherwise violate any existing obligation of or restriction on the Company under any order, judgment or decree of any California or federal court or governmental authority binding on the Company and identified in the Company Certificate. If an Other Agreement is governed by the laws of a jurisdiction other than California or New York, OMM may assume such Other Agreement would be interpreted in accordance with its plain meaning, except that technical terms would mean what lawyers generally understand them to mean for agreements governed by the laws of California. OMM need not express any opinion with respect to any provision of any Other Agreement to the extent that an opinion with respect to such provision would require making any financial, accounting or mathematical calculation or determination;

(x) Effectiveness of Registration Statement. The Registration Statement has been declared effective under the Act, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or threatened by the Commission;

(xi) Compliance with Registration Requirement. The statements in the Final Prospectus under the caption “Description of Capital Stock—Common Stock” insofar as they summarize provisions of the Articles, the By-laws and the California General Corporation Law fairly present the information required by Form S-3;

(xii) Authorization of Agreements. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company; and

(xiii) Compliance. The Registration Statement, on the date it was filed, appeared on its face to comply in all material respects with the requirements as to form for registration statements on Form S-3 under the Securities Act and the related rules and regulations in effect at the date of filing, except that OMM need not express any opinion concerning the financial statements and other financial information contained or incorporated by reference therein;

(xiv) Incorporated Documents. The Incorporated Documents, on the respective dates they were filed, appeared on their face to comply in all material respects with the requirements as to form for reports on Form 10-K, Form 10-Q and Form 8-K, as the case may be, under the Exchange Act and the related rules and regulations in effect at the respective dates of their filing, except that OMM need not express any opinion concerning the financial statements and other financial information contained or incorporated by reference therein.

OMM shall also provide a statement that OMM, as special counsel to the Company, has reviewed the Registration Statement, the General Disclosure Package, the Final Prospectus and the Incorporated Documents and participated in discussions with the Underwriter, including its counsel, and representatives of the Company and its independent public accountants at which the contents of the Registration Statement, the General Disclosure Package, the Final Prospectus and the Incorporated Documents and related matters were discussed. The purpose of OMM’s professional engagement was not to establish or confirm factual matters set forth in the Registration Statement, the General Disclosure Package, the Final Prospectus or the Incorporated Documents and OMM did not undertake any obligation to verify independently any of the factual matters set forth in the Registration Statement, the General Disclosure Package, the Final Prospectus or the Incorporated Documents (except for the statements contained in the Final Prospectus described in paragraph (xi) above). Moreover, many of the determinations required to be made in the preparation of the Registration Statement, the General Disclosure Package, the Final Prospectus and the Incorporated Documents involved matters of a non-legal nature. Subject to the foregoing, OMM shall confirm that, on the basis of the information OMM gained in the course of performing the services referred to above, nothing came to OMM’s attention that caused OMM to believe that (i) the Registration Statement, including the information deemed to be part of the Registration Statement as of the Effective Time pursuant to Rule 430B promulgated under the Act, as of such time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the documents specified in a schedule to this letter, consisting of those documents included in the General Disclosure Package, and the pricing-related information specified in such schedule, considered as a whole at the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) the Final Prospectus and the Incorporated Documents, considered as a whole as of the date of the Final Prospectus and as of the date of the opinion, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that OMM need not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package, the Final Prospectus or the Incorporated Documents (except for the statements contained in the Final Prospectus described in paragraph (xi) above), and OMM need not express any belief with respect to (A) any document filed by the Company under the Securities Exchange Act of 1934, as amended, whether filed before or after the Effective Time, except to the extent such document is an Incorporated Document read together with the Registration Statement, the General Disclosure Package or the Final Prospectus, and considered as a whole, (B) the financial statements or other financial or accounting data contained in or omitted from the Registration Statement, the General Disclosure Package or the Final Prospectus or the Incorporated Documents or (C) the statements contained in the exhibits to the Registration Statement or the exhibits to the Incorporated Documents.

EXHIBIT E

Form of Secretary’s Certificate

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of PICO Holdings, Inc., a California company (the “Company”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Company. Pursuant to Section 6(i) of the Underwriting Agreement, dated as of June 4, 2009, by and between the Company and ThinkEquity LLC (the “Underwriting Agreement”), the undersigned further certifies solely in his official capacity as Secretary, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement.

1.	Attached hereto as Exhibit A are true and complete copies of the resolutions adopted by the Board of Directors of the Company (the “Board”) either at a meeting or meetings properly held or by the unanimous written consent, relating to the issuance, offering and sale of the Company’s common stock (the “Shares”); all of such resolutions were duly adopted, have not been amended, modified or rescinded and remain in full force and effect; and such resolutions are the only resolutions adopted by the Board or by any committee of or designated by the Board relating to the Company’s Registration Statement (Registration No. 333-147547) filed with the Securities and Exchange Commission with respect to the issuance, offering and sale of the Shares.

2.	Attached hereto as Exhibit B is a true and complete copy of the Amended and Restated Articles of Incorporation of the Company, together with any and all amendments thereto. No action has been taken to further amend, modify, or repeal such Amended and Restated Articles of Incorporation, which remains in full force and effect in the attached form as of the date hereof.

3.	Attached hereto as Exhibit C is a true and complete copy of the Amended and Restated By-laws of the Company and any and all amendments thereto. No action has been taken to further amend, modify, or repeal such Amended and Restated By-laws, which remain in full force and effect in the attached form as of the date hereof.

4.	Each person listed below has been duly elected or appointed to the positions indicated opposite his name and is duly authorized to sign the Underwriting Agreement and each of the documents in connection therewith on behalf of the Company, and the signature appearing opposite such person’s name below is his genuine signature.

Name	Position	Signature

John R. Hart	Chief Executive Officer and President

Maxim C.W. Webb	Executive Vice President and Chief Financial Officer

Damian C. Georgino	Executive Vice President of Corporate Development and Chief Legal Officer

James F. Mosier	General Counsel and Secretary

Each of Goodwin Procter LLP and O’Melveny & Myers LLP are entitled to rely on this certificate in connection with the respective opinions such firms are rendering pursuant to the Underwriting Agreement.

This certificate may be executed in one or more counterparts, all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the date first written above.

PICO HOLDINGS, INC.

By:
Name: James F. Mosier Title: Secretary

I, John Hart, the President and Chief Executive Officer of the Company, hereby certify that James F. Mosier is the duly elected, qualified, and acting Secretary of the Company and that the signature set forth above is his true signature.

PICO HOLDINGS, INC.

By:
Name: John Hart Title: President and Chief Executive Officer

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